EXHIBIT 99.1

Contact:

Frank Khulusi, Chairman, President and CEO

Brandon LaVerne, CFO

Joe Hayek, Executive Vice President

PC Mall, Inc.

(310) 354-5600

PC MALL REPORTS FIRST QUARTER RESULTS

Consolidated First Quarter Highlights:

•	Net sales for Q1 2009 were $259.3 million, down 23% year-over-year (YOY)
•	Gross profit for Q1 2009 was $37.5 million, down 17% YOY
•	Gross profit margin for the quarter was 14.5% vs. 13.5% in Q1 2008
•	Diluted EPS for the quarter was $0.08 per share vs. $0.21 in Q1 2008
•	Operating cash flow was $19.0 million in Q1 2009
•	We purchased 430,374 shares of our common stock in Q1 2009 at an average price of $3.80 per share

Torrance, California –May 6, 2009 — PC Mall, Inc. (NASDAQ:MALL - news) today reported first quarter financial results. Consolidated net sales for Q1 2009 were $259.3 million, a $77.3 million or 23% decrease from consolidated net sales of $336.6 million in Q1 2008. Consolidated gross profit for Q1 2009 decreased 17% to $37.5 million from $45.3 million in Q1 2008. Consolidated gross profit margin was 14.5% for Q1 2009 compared to 13.5% for Q1 2008. Consolidated operating profit for Q1 2009 decreased 67% to $2.1 million, compared to $6.2 million for Q1 2008. Consolidated net income for Q1 2009 was $1.0 million compared to $3.0 million in Q1 2008, a decrease of $2.0 million or 66%. Diluted EPS for Q1 2009 was $0.08 compared to diluted EPS of $0.21 for Q1 2008.

Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “In the first quarter, demand was under significant pressure as commercial and public sector clients delayed the approval of IT budgets, which we believe was driven by ongoing economic uncertainty. Though the environment remained challenging during the entire quarter, we continued to execute on our strategy of containing costs while making strategic investments. I am proud of the way our team has executed during these challenging times. We remain focused on exceeding our customers’ expectations as a value added provider of comprehensive IT solutions. We believe our value proposition is as strong as it has ever been and we continue to be dedicated to optimizing our results in the current environment while positioning ourselves for future growth.”

Segment Results

SMB

Q1 2009 net sales for our SMB segment were $89.5 million compared to $130.6 million in Q1 2008, a decrease of $41.1 million, or 32%, primarily due to continued softening in IT spending by small and medium sized businesses and a decrease of $8 million in lower margin volume iPod sales to certain customers.

SMB gross profit decreased by $4.8 million, or 30%, to $11.3 million in Q1 2009 compared to $16.1 million in Q1 2008 resulting primarily from decreased SMB net sales discussed above. SMB gross profit margin increased by 30 basis points to 12.6% in Q1 2009 compared to 12.3% in Q1 2008 primarily due to the reduction in lower margin volume iPod sales to certain customers discussed above.

SMB operating profit in Q1 2009 decreased by $2.4 million, or 30%, to $5.4 million compared to $7.8 million in Q1 2008. The decrease in SMB operating profit in Q1 2009 was primarily due to the decrease in gross profit discussed above, partially offset by a $2.2 million decrease in SMB personnel costs. The $2.2 million decrease in SMB personnel costs resulted from decreased variable commission and bonus expenses, a reduction in headcount and a one-time $0.6 million benefit related to the Canadian government labor subsidy program.

MME

Q1 2009 net sales for our MME segment were $84.9 million compared to $102.9 million in Q1 2008, a decrease of $18.0 million, or 18%. This decrease was primarily due to continued softening demand by customers in the mid-market enterprise sector in Q1 2009. Product revenues declined by 24% in Q1 of 2009 compared to Q1 of 2008, while service revenues increased by 7% in Q1 2009 compared to Q1 2008. Service revenues represented 27% of MME net sales in Q1 2009 compared to 21% of MME net sales in Q1 2008.

MME gross profit decreased by $1.7 million, or 10%, to $15.9 million in Q1 2009 compared to $17.6 million in Q1 2008 and MME gross profit margin increased by 160 basis points to 18.7% in Q1 2009 compared to 17.1% in Q1 2008. The decrease in MME gross profit was primarily due to the decreased MME net sales discussed above. The increase in MME gross profit margin was primarily due to an increase in service revenues as a percentage of MME’s total revenues for Q1 2009 compared to Q1 2008, as well as an increase in vendor consideration.

Our MME operating profit in Q1 2009 increased by $0.8 million, or 22%, to $4.2 million compared to $3.4 million in Q1 2008. The improvement was primarily due to a decrease in MME personnel costs of $2.2 million, which resulted primarily from centralization of resources of $1.3 million to our Corporate & Other segment, a $0.4 million decrease in variable compensation costs and a reduction in MME headcount in Q1 2009, partially offset by the decrease in MME gross profit discussed above and a $0.4 million increase in bad debt expense, primarily related to a single customer.

Public Sector

Q1 2009 net sales for our Public Sector segment were $27.2 million compared to $35.2 million in Q1 2008, a decrease of $8.0 million, or 23%. This decrease was primarily due to reduced sales in our federal government business relating to the delay in approval of the federal budget by the Federal government, partially offset by an increase in sales in our state and local business.

Public Sector gross profit increased by $0.1 million, or 2%, to $3.7 million in Q1 2009 compared to $3.6 million in Q1 2008. Public Sector gross profit margin increased by 320 basis points to 13.5% in Q1 2009 compared to 10.3% in Q1 2008. The increase in our Public Sector gross profit and gross profit margin was primarily due to a stronger product mix in Q1 2009 compared to Q1 2008.

Our Public Sector segment reported an operating profit of $0.9 million in Q1 2009 compared to $0.8 million in Q1 2008. The $0.1 million increase in Public Sector operating profit in Q1 2009 was primarily due to the increase in its gross profit.

Consumer

Q1 2009 net sales for our Consumer segment were $57.6 million compared to $67.8 million in Q1 2008, a decrease of $10.2 million, or 15%. This decrease was primarily due to continued softness in consumer spending.

Consumer gross profit decreased by $1.4 million, or 17%, to $6.6 million in Q1 2009 compared to $8.0 million in Q1 2008. Consumer gross profit margin decreased by 30 basis points to 11.5% in Q1 2009 compared to 11.8% in Q1 2008. The decrease in our Consumer gross profit was primarily due to the decrease in Consumer net sales discussed above. The decrease in our Consumer gross profit margin was primarily due to a very competitive pricing environment, partially offset by sales of higher margin opportunistic product purchases we made in late 2008.

Consumer operating profit in Q1 2009 decreased by $1.0 million, or 34%, to $1.8 million compared to $2.8 million in Q1 2008 primarily due to the decrease in Consumer gross profit discussed above, partially offset by reduction in advertising expenditures and a reduction in Consumer credit card related charges.

Corporate and Other

Corporate and Other selling, general and administrative expenses includes corporate related expenses such as legal, accounting, information technology, product management and other administrative costs that are not otherwise included in our reportable operating segments. Q1 2009 Corporate and Other SG&A expenses increased by $1.6 million, or 18%, to

$10.3 million from $8.7 million in Q1 2008. The increase was primarily due to $1.3 million of centralization of certain resources from our MME segment, $0.5 million of increased professional fees, which we expect will be substantially non-recurring, and investments in IT infrastructure, partially offset by headcount reductions.

Consolidated Balance Sheet

Accounts receivable at March 31, 2009 of $127.8 million decreased by $20.7 million from December 31, 2008 primarily due to lower open account sales during Q1 2009 compared to Q4 2008. Our inventory of $47.5 million at March 31, 2009 represents a decrease of $20.3 million from December 31, 2008 reflecting the sell-through of seasonal and strategic purchases made in late 2008. Outstanding borrowings under our line of credit decreased by $12.7 million to $16.3 million at March 31, 2009 compared to December 31, 2008. Operating cash flow generated during Q1 2009 was $19.0 million compared to a negative operating cash flow of $16.5 million in Q1 2008.

Outlook

Commenting on outlook for the remainder of 2009, Mr. Khulusi said, “We expect the demand environment to be challenging for the remainder of 2009. As a result, we continue to implement cost reduction measures, including personnel and other general and administrative cost reductions. As part of these cost reduction measures, we have implemented an employee furlough program applicable for 2009, which we expect will result in pre-tax savings of approximately $1.7 million during the remainder of 2009. Partially offsetting these cost reductions are strategic investments we intend to make to better position ourselves for future growth.”

Selected Segment Information

Selected information for our reportable operating segments is as follows (in thousands, except headcount data):

	Three Months Ended March 31, 2009			Three Months Ended March 31, 2008
	Net Sales	Gross Profit	Operating Profit	Net Sales	Gross Profit	Operating Profit
SMB	$89,504	$11,281	$5,439	$130,649	$16,094	$7,804
MME	84,930	15,871	4,147	102,920	17,588	3,389
Public Sector	27,240	3,683	894	35,201	3,618	844
Consumer	57,619	6,632	1,841	67,843	7,977	2,795
Corporate & Other	7	28	(10,261)	14	58	(8,682)
Consolidated	$259,300	$37,495	$2,060	$336,627	$45,335	$6,150

	Three Months Ended March 31,		Three Months Ended December 31,
Average Account Executive Headcount By Segment(1):	2009	2008	2008
SMB	366	411	364
MME	101	112	107
Public Sector	79	99	81
Consumer	103	125	100
Total	649	747	652

______________________

(1) Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

* * *

Conference Call

Management will hold a conference call, which will be webcast, on Wednesday, May 6, 2009 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss first quarter results. To listen to PC Mall management’s discussion of its first quarter results live, access www.pcmall.com/investor.

The archived webcast can be accessed at www.pcmall.com/investor under “Calendar of Events.” A replay of the conference call by phone will be available from 7:30 p.m. ET on May 6, 2009 until May 13, 2009 and can be accessed by calling: (888) 286-8010 and inputting pass code 16692579.

About PC Mall, Inc.

PC Mall, Inc., together with its wholly-owned subsidiaries, founded in 1987, is a value added direct marketer of technology products, services and solutions, to businesses, government and educational institutions and individual consumers. We offer our products, services and solutions through dedicated account executives, various direct marketing techniques, and three retail stores. We also utilize distinctive full-color catalogs under the PC Mall, MacMall, PC Mall Gov and SARCOM brands and our websites pcmall.com, macmall.com, pcmallgov.com, gmri.com, sarcom.com, abreon.com and onsale.com, and other promotional materials. Customer product orders are rapidly filled by our distribution center strategically located near FedEx's main hub or by our extensive network of distributors, which is one of the largest networks in the industry.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including, but not limited to, expectations or statements relating to our ability to exceed our customers’ expectations as a value added provider of comprehensive IT solutions, the strength of our value proposition, our ability to optimize our results in the current environment while positioning ourself for future growth, and expectations regarding cost reductions and investments. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: uncertainties relating to the relationship between the number of our account executives and productivity; decreases in revenues related to decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of customer or a further downturn in the economy or continued economic recession; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of the our pricing strategy on our operating results; risks related to our ability to retain key personnel; risks and uncertainties relating to our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions (including our acquisition of SARCOM); the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; risks of decreased sales related to the potential lack of availability of government funding applicable to our public sector contracts; availability of key vendor incentives and other vendor assistance; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in the Asia Pacific region and our limited experience operating in the Philippines, which could prevent us from realizing expected benefits from our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; risks due to shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; risks related to data security; litigation by or against us; availability of financing, including availability under our existing credit lines; and inability to convert back orders to completed sales. Additional factors that could cause our actual results to differ are discussed under the heading "Risk Factors" in Item 1A, Part I of our Form 10-K for the year ended December 31, 2008, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

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-Financial Tables Follow-

PC MALL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Net Sales	$259,300	$336,627
Cost of goods sold	221,805	291,292
Gross profit	37,495	45,335
Selling, general and administrative expenses	35,435	39,185
Operating profit	2,060	6,150
Interest expense, net	364	1,213
Income before income taxes	1,696	4,937
Income tax expense	685	1,941
Net income	$1,011	$2,996

Basic and Diluted Earnings Per Common Share
Basic	$0.08	$0.23
Diluted	0.08	0.21
Weighted average number of common shares outstanding:
Basic	12,416	13,267
Diluted	12,620	13,998

PC MALL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$4,876	$6,748
Accounts receivable, net of allowances of $4,413 and $4,241	127,805	148,547
Inventories, net	47,538	67,845
Prepaid expenses and other current assets	8,872	7,328
Deferred income taxes	4,791	4,820
Total current assets	193,882	235,288
Property and equipment, net	12,474	11,839
Deferred income taxes	3,942	4,173
Goodwill	18,781	18,781
Intangible assets, net	10,890	11,260
Other assets	985	1,044
Total assets	$240,954	$282,385

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$91,503	$110,669
Accrued expenses and other current liabilities	23,379	29,262
Deferred revenue	11,396	14,462
Line of credit	16,341	29,010
Notes payable – current	1,038	1,038
Total current liabilities	143,657	184,441
Notes payable and other long-term liabilities	4,129	4,393
Total liabilities	147,786	188,834
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 13,842,109 and 13,839,609 shares issued; and 12,253,426 and 12,681,300 shares outstanding, respectively	14	14
Additional paid-in capital	100,070	99,732
Treasury stock, at cost: 1,588,683 and 1,158,309 shares, respectively	(5,211)	(3,623)
Accumulated other comprehensive income	1,118	1,262
Accumulated deficit	(2,823)	(3,834)
Total stockholders’ equity	93,168	93,551
Total liabilities and stockholders’ equity	$240,954	$282,385

PC MALL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended March 31,
	2009	2008
Cash Flows From Operating Activities
Net income	$1,011	$2,996
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,290	1,512
Provision for deferred income taxes	231	147
Net tax expense related to stock option exercises	(82)	—
Excess tax benefit related to stock option exercises	(3)	—
Non-cash stock-based compensation	416	382
Change in operating assets and liabilities:
Accounts receivable	20,742	10,966
Inventories	20,307	12,158
Prepaid expenses and other current assets	(1,544)	(413)
Other assets	59	235
Accounts payable	(14,506)	(42,519)
Accrued expenses and other current liabilities	(5,842)	(2,892)
Deferred revenue	(3,066)	882
Total adjustments	18,002	(19,542)
Net cash provided by (used in) operating activities	19,013	(16,546)
Cash Flows From Investing Activities
Purchases of property and equipment	(1,555)	(807)
Net cash used in investing activities	(1,555)	(807)
Cash Flows From Financing Activities
Repayments under notes payable	(244)	(193)
Net (payments) borrowings under line of credit	(12,669)	4,380
Change in book overdraft	(4,660)	11,447
Payments of obligations under capital lease	(32)	(64)
Proceeds from stock issued under stock option plans	4	36
Excess tax benefit related to stock option exercises	3	—
Common shares repurchased and held in treasury	(1,588)	—
Net cash (used in) provided by financing activities	(19,186)	15,606
Effect of foreign currency on cash flow	(144)	(186)
Net change in cash and cash equivalents	(1,872)	(1,933)
Cash and cash equivalents at beginning of the period	6,748	6,623
Cash and cash equivalents at end of the period	$4,876	$4,690
Supplemental Cash Flow Information
Interest paid	$432	$1,241
Income taxes paid	1,821	78
Supplemental Non-Cash Investing and Financing Activities
Goodwill related to acquisitions	$—	$234